CITRUS FINANCIAL SERVICES, INC.
                           1717 Indian River Boulevard
                            Vero Beach, Florida 32960


                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 April 23, 2001


Solicitation and Voting of Proxies

     This proxy statement and the accompanying proxy card are being furnished to shareholders of Citrus Financial Services, Inc. ("Citrus" or the "company") in connection with the solicitation of proxies by the Board of Directors to be used at the company's annual meeting of shareholders ("annual meeting") or any adjournment thereof. The annual meeting will be held on Monday, April 23, 2001, at 5:00 p.m., Local Time, at the Courthouse Executive Center, 2066 14th Avenue, Vero Beach, Florida.

     Regardless of the number of shares of common stock owned, it is important that shareholders be represented by proxy or in person at the annual meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage prepaid envelope. Shareholders are urged to indicate the way they wish to vote in the space provided on the proxy card. Proxies solicited by the Board of Directors of the company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" the management director nominees set forth below; "FOR" the ratification of Stevens, Powell & Company, P.A., as the independent auditors of Citrus for the fiscal year ending December 31, 2001; and if necessary, "FOR" approval to adjourn the annual meeting to further solicit proxies.

Revocation of Proxy

     A shareholder's presence at this annual meeting will not automatically revoke his or her proxy. Shareholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the company a written notice of revocation, by delivering to the company a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person.

Voting Securities

     The securities which may be voted at this annual meeting consist of shares of common stock of Citrus ("common stock") with each share entitling its owner to one vote for the election of directors and any other matters that may come before the annual meeting. The close of business on March 9, 2001, has been fixed by the Board of Directors as the record date ("record date") for the determination of shareholders entitled to notice of and to vote at this annual meeting and any adjournment thereof. The total number of shares of the company's common stock outstanding on the record date was 1,423,402 shares which are held by approximately 413 shareholders.

     The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the annual meeting. In the event there are not sufficient votes for a quorum to approve any proposal at the time of the annual meeting, this annual meeting may be adjourned in order to permit further solicitation of proxies.

Certain Shareholders

     As of March 9, 2001, no persons or apparent groups of persons, other than officers or directors of the company and Citrus Bank, N.A. (the "Bank"), are known by management to own beneficially five percent or more of the outstanding shares of Citrus' common stock.

                       PROPOSAL I - ELECTION OF DIRECTORS

     The Board of Directors of Citrus, as proposed herein, will be composed of nine members. The Board of Directors is divided into three classes and the terms of each class are staggered so that approximately one-third of the directors are elected each year. Terms for directors are three years. Currently there are four Class I directors, three Class II directors, and two Class III directors. Three Class II directors have been nominated by the Board to stand for election at this annual meeting.

     Management's nominees to fill the three-year terms are Robert L. Brackett, Roy H. Lambert, and James R. Thompson, all of whom are presently directors of Citrus.

     It is intended that the proxies solicited by the Board of Directors will be voted "FOR" the election of said nominees unless otherwise indicated. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend. At this time the Board of Directors knows of no reason why any nominee might not be able to serve.

                    The Board of Directors recommends that shareholders vote "FOR" election of the nominees.

     The following table describes the period that each nominee has served as a director of Citrus, his position and offices held with the company, his principal occupation or employment, and further contains information as of March 9, 2001, with respect to the beneficial ownership (as such term is defined under the Rules and Regulations of the Securities Exchange Commission) of the company's common stock held by each nominee, each director, plus the number of shares that person has the right to acquire within the next 60 days, and all directors as a group.



Name, age, principal                                             Current         Number                       Percent of
occupation, directorships and                       Director      Term          of Shares      Right to       Beneficial
business experience                                   Since      Expires        Owned(1)      Acquire(2)     Ownership(3)

Management's nominees for three-year term:
Class II Directors

Robert L. Brackett, age 66                            1989         2001         111,279          0             7.77%
Chairman of the Board of the
company and the Bank since 1990
Treasurer and Director of Credit
Data Services, Inc. since 1997

Roy H. Lambert, age 70.(4)                            1994         2001         219,900          0            15.35%
Chairman of Regency Windsor, Inc.
since 1974

James R. Thompson, age 72.(5)                         1990         2001         222,437          0            15.53%
Consulting Engineer for Regency
Windsor Capital, Inc. since 1988
President of Regency Acquisitons, Inc.
from 1980 to 1988.  Advisor to
Chairman of Regency Windsor
Management Co. since 1996

Continuing directors:

Class III Directors

Louis L. Schlitt, Age 65                              1989         2002          72,245          0             5.04%
Past President of Schlitt Insurance
Services, Inc. and Louis Schlitt, Inc.
with 43 years experience in
insurance and investments
Currently retired and managing
personal real estate investments

S. Hallock duPont, Jr., age 64                        1999         2002         112,351          0             7.85%
President and CEO of Europa Corp
since 1962




Name, age, principal                                             Current         Number                        Percent of
occupation, directorships and                      Director       Term         of Shares      Right to         Beneficial
business experience                                  Since       Expires        Owned(1)      Acquire(2)      Ownership(3)

Class I Directors

Hubert Graves, Jr., age 70                            1989         2003         149,657              0            10.45%
President of Hubert Graves Citrus,
Inc. since 1965.  President of HGX,
Inc. since 1977

Earl H. Masteller, age 63                             1989         2003          45,062              0             3.15%
President of Masteller & Moler
Associates, Inc., since 1985.  Vice
President of Masteller, Moler and
Reed, Inc., since 1987.  Secretary
of Masteller, Moler and Pullium
since 2000

Walter E. Smith, Jr., age 60                          1990         2003         120,231              0             8.40%
Owner and operator of Travel
Centers of America in Florida,
Georgia and Tennessee since 1973

John A. Purdie, age 58                                1999         2003          53,909              0             3.76%
President of Regency Windsor
Capital, Inc. Since 1984

All Directors & Executive Officers                                            1,117,519          8,712            78.64%
as a group (11 persons)
- ------------------------------------

(1)   Includes shares for which the named person:
      o  has sole voting and investment power
      o  has shared voting and investment power with a spouse, or
      o holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.
      Does not include shares that may be acquired:
      o  by exercising stock options.
(2)   Includes shares that may be acquired within the next 60 days:
      o  by exercising vested stock options.
(3) Table computed on 1,117,519 shares actually owned, plus 8,712 shares which may be acquired under presently exercisable stock options and 1,423,402 total shares, all as outstanding on the record date.
(4) Includes 219,742 shares owned by the Revocable Trust of Roy H. Lambert of which Mr. Lambert is the beneficiary, and 158 shares owned by Mr. Lambert individually.
(5) Includes 219,742 shares owned by the Revocable Trust of Roy H. Lambert, of which Mr. Thompson is the soleTrustee and for which Mr. Thompson disclaims beneficial ownership. Includes 2,695 shares owned jointly by Mr. Thompson and his wife.

Board of Directors Meetings

     Citrus conducts its business through meetings of the Board of Directors. During the fiscal year ended December 31, 2000, the Board of Directors held twelve meetings. No director of the Company attended fewer than 75% of the total meetings of the Board of Directors except for Mr. Schlitt and Mr. duPont who attended eight meetings and Mr. Purdie who attended five meetings.

Committees of the Board of Directors

     The Board of Directors of the Company does not have standing Committees.

Directors' Compensation

     Neither Citrus nor Citrus Bank paid any director fees to its Directors for the period ended December 31, 2000.
Non-Qualified Stock Options

     Citrus does not have a qualified incentive stock option plan. Citrus has granted non-qualified stock options to certain of its employees and former employees in accordance with the following schedule (rounded to whole shares and adjusted for stock splits):

                                  Date of                 No. of          Exercise      No. of          Expiration
Officers                           Grant                  Shares            Price    Shares Vested          Date

Josh Cox, Jr                   December 14, 1995          26,400             6.31       26,400          July 11, 2001

Randy J. Riley                 July 11, 1991               8,712             6.31        8,712          July 11, 2001

Henry O. Speight               July 11, 1991               8,712             6.31        8,712          July 11, 2001


Executive Compensation

     The table below identifies the Chief Executive Officer and other principal officers of Citrus or of its wholly owned subsidiary Citrus Bank, whose total annual cash compensation exceeded $100,000 during the fiscal year ended December 31, 2000.

                                               Summary Compensation Table
- -----------------------------------------------------------------------------------------------------------------------


                                                            Annual Compensation                    Long-term Compensation
Name and                                                                         Other annual                     All other
principal position                    Year          Salary           Bonus       compensation     Stock options  compensation
Randy J. Riley                        2000         $85,000(1)         None         $12,728(2)         None         None
Interim President and                 1999         $85,000            None         $14,271            None         None
Chief Executive Officer               1998         $75,000            None         $ 8,480            None         None
since June 14, 2000
President of the Bank
since March, 1999

John M. Tench                         2000         $80,000            None         $60,000(3)         None         None
Senior Vice President
of the Bank.  President
of the Bank's Sebring
Region since June 1, 1999






                                        5

(1) Mr. Riley's annual base salary for the fiscal year 2001 is $95,000. This base salary is considered to be compensation for Mr. Riley's service as Interim President and Chief Executive Officer of the Company and President and Interim Chief Executive Officer of the Bank.
(2) Other annual compensation includes $7,592 which is the value of the cost to Citrus of the use of a Bank owned automobile and annual club dues of $5,136.
(3) Mr. Tench's other compensation represents the lump sum amount paid to him in settlement of his employment contract with Citrus.


Benefits

     Insurance: Citrus Bank's full-time officers and employees are provided hospitalization, major medical, short and long-term disability, dental insurance, and term life insurance under group plans on generally the same basis to all full-time employees. The Bank pays 95% of the costs of this insurance.

     Bonuses: Neither the Company nor the Bank has an established bonus policy for employees; however, the Bank's Board of Directors awarded $8,410 in bonuses to employees of the Bank during the year ended December 31, 2000. The payment of any bonus is at the sole discretion of the Board of Directors.

     401(k) Plan: During 1990 Citrus Bank adopted a 401(k) Plan (the "Plan") which covers all of the employees of the Bank who have completed at least one year of service and who are at least 20 years of age. The effective date of the Plan was January 1, 1990. Eligible employees who choose to participate in the Plan may contribute from 1% to 15% of their annual base salary to the Plan. The Bank may match up to 100% of all employee contributions which are equal to or less than $10,500 of base salary. In addition, the Bank may elect to make additional contributions to the Plan based upon the Bank's annual profit. Contributions made by the Bank do not vest in an individual employee until that employee has 2 years of service, at which time 25% of contributions made are earned. For each additional year of service, an employee will earn another 25% until the end of year five when an employee will be 100% vested. There were no Bank contributions for the years ended December 31, 1999 and 2000.

                      PROPOSAL II - APPOINTMENT OF AUDITORS
                    FOR FISCAL YEAR ENDING DECEMBER 31, 2001

     Citrus' independent auditors for the fiscal year ended December 31, 2000, were Stevens, Powell & Company, P.A. Following a discussion and review, the Board of Directors intends to retain the accounting firm as the independent auditor for the Company for the fiscal year ending December 31, 2001. A representative from the firm is expected to be present at the Annual Meeting to make a statement and respond to shareholder questions.

     Audit Fees: The aggregate fees billed for professional services by Stevens, Powell & Company, P.A., in connection with the audit of the annual financial statements for the fiscal year ended December 31, 2000 and the reviews of the financial statements included in Citrus' quarterly filings with the Securities and Exchange Commission were $50,518.

     All Other Fees: In addition to fees billed for audit services and interim reviews of financial statements for 2000, Stevens, Powell & Company, P.A., billed the Company $18,965, which was substantially for tax-related services, accounting consultation, EDP Audit and loan quality reviews.

     The Board of Directors does not believe that the Company's payment for tax services, accounting consultation, EDP Audit and loan quality review impairs Stevens, Powell & Company, P.A.'s independence in conducting its audits of the Bank.

            The Board of Directors recommends that shareholders vote "FOR" the ratification of the appointment of Stevens, Powell & Company, P.A. as independent auditors for the fiscal year ending December 31, 2001.


                  PROPOSAL III - ADJOURNMENT OF ANNUAL MEETING

     The Board of Directors of Citrus seeks your approval to adjourn the annual meeting in the event that the number of proxies sufficient to approve Proposals I and II are not received by April 24, 2001. In order to permit proxies that have been received by Citrus at the time of the annual meeting to be voted, if necessary, for adjournment, Citrus is submitting the question of adjournment to permit further solicitation of proxies as a separate matter for your consideration. If it is necessary to adjourn the annual meeting and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting need be given the shareholders, other than an announcement made at the annual meeting.


               The Board of Directors recommends that shareholders vote "FOR" approval to adjourn the Meeting.

Solicitation

     The cost of soliciting proxies on behalf of the Board of Directors for the annual meeting will be borne by Citrus. Proxies may be solicited by directors, officers, or regular employees of the company or Citrus Bank in person or by telephone, telegraph or mail. Citrus will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable out-of-pocket expenses in doing so.

Shareholder Proposals

     In order to be eligible for inclusion in Citrus' proxy material for next year's annual meeting of shareholders, any shareholder proposal to take action at such annual meeting must be received at the corporate office of the company, 1717 Indian River Boulevard, Suite 100, Vero Beach, Florida 32960, on or before January 21, 2002. Proposals must comply with the provisions of 17 C.F.R. Section 240.14a-8 ("Rule 14a") of the rules and regulations of the Securities and Exchange Commission in order to be included in the company's proxy materials.

     New business may be taken up at the annual meeting, provided the proposal is stated in writing and filed with the Secretary of the company at least five days before the annual meeting. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the company's Secretary by the above date, such proposal shall be laid over for action at an adjourned annual meeting or at a Special Meeting taking place 30 or more days thereafter. This provision does not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as provided herein.

Financial Statements

     A copy of the Annual  Report for the fiscal year ended  December  31, 2000,
accompanies  this  proxy  statement.   The  Annual  Report  includes   financial
statements, which information is incorporated herein by reference.

Report on Form 10-KSB

     Shareholders of Citrus can obtain a copy of the company's Annual Report for the fiscal year ended December 31, 2000, on Form 10-KSB as filed with the Securities and Exchange Commission by making a written request therefor to the company, Attention: Marion H. Tupek, Vice President, 1717 Indian River Boulevard, Suite 100, Vero Beach, Florida 32960. Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request. Copies may also be obtained from the Securities and Exchange Commission's Internet web site located at www.sec.gov.

Other Matters

     The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment of what is in the best interest of the company unless such authority is withheld.

                                               Citrus Financial Services, Inc.



Vero Beach, Florida
March 26, 2001